Exhibit 99.2

Gopher Protocol Introduce Epsilon EDA Software Reliability Verification

March 16, 2016 8:00 AM

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SAN DIEGO, CA / ACCESSWIRE / March 16, 2016 / Gopher Protocol Inc. (GOPH) ("Gopher" and the "Company") announced today that it has completed the development of its software package "Epsilon EDA"

The obvious expectation from electronic devices is to avoid producing unwanted heat, which results in a downward progression of performance ultimately resulting in the tubes burning out and failing. In the past, transistors revolutionized the electronics industry with efficient, powerful and reliable electronic systems. Modern electronic devices are leading people to unlearn some old lessons. Current advances in IC manufacturing technology threaten to derail vision of a greener future with throwaway devices that recklessly squander petawatts (millions of gigawatts) of electrical power globally. Up to three billion transistors fit into a single chip in our era, and that transistor count will continue to double every two years with advances in Integrated Circuit ("IC") manufacturing, according to Moore's Law.

Advances in IC manufacturing technology also bring higher clock speeds that let devices work faster and perform several tasks at the same time. While energy consumption does go up as the transistor count and the clock speed rises, an efficient design advanced IC manufacturing technology transistor can bring more energy efficient devices. Some troubling questions such as cellular phones getting hot, PCs and server performance decreasing and microchips failing, give us a glimpse at emerging power and reliability issues. Advanced manufacturing technology can create energy efficient ICs, but these are becoming too complex squandering power and accelerating time to failure.

Epsilon was developed especially for our mobile IC technology in order to reduce its power consumption, and to provide optimum heat control. We already used Epsilon's technology, designing our global Tracking Device, named Guardian. Efficiently designed by Epsilon software, the Guardian device maintains low heat and lasts for one (1) year period due to an efficient power management and low current consumption. More specifically, Epsilon EDA software is intended to act as an internal, proprietary platform that has been developed as a designated tool for the mobile industry to accelerate signoff Reliability Verification (RV) with accurate and precise interactive error detection and correction. The software is targeted to assist microchip designers to produce power-aware, temperature optimization, faster performance and longer life span integrated circuits. Ultimately, we believe the software significantly prolongs a battery's life, enabling mobile and static electronic devices longer operation time and better performance.

Gopher and its partners are preparing to introduce the Gopher Epsilon Software platform to the market in the near future. The product will be presented for time-based license agreements utilizing a designated website on top of customary distributing channels for the product, for which further announcements will be provided.

About Gopher Protocol Inc.

Gopher Protocol Inc. ("Gopher" and the "Company") (GOPH) (http://gopherprotocol.com/) is Development-stage Company that is developing a real-time, heuristic based, mobile technology, per license agreement it holds. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using a human, heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing, and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336

SOURCE: Gopher Protocol Inc.